Exhibit 99.1

NEWS RELEASE TRANSMITTED BY Business Wire

FOR:                                   ATLANTIC POWER CORPORATION

SYMBOL:                          NYSE: AT; TSX: ATP

May 11, 2011

Atlantic Power Corporation Releases First Quarter 2011 Results

BOSTON, MASSACHUSETTS — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced its results for the quarter ended March 31, 2011.  All amounts are in U.S. dollars unless otherwise indicated.  Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the terms “EBITDA”, “Adjusted EBITDA” and “Cash Available for Distribution” as used in this news release.

Highlights

•                  Operating results in line with annual guidance

•                  Construction at Piedmont Green Power is on schedule and on budget

•                  Closed sale of Topsham project for cash proceeds of $8.5 million

•                  Maintaining guidance to sustain current level of dividends into 2016, even with no positive impact from potential acquisitions or organic growth

“Our results for the quarter met our expectations and are in line with our guidance for the year,” commented Barry Welch, President and CEO.  “We continue to focus on accretive acquisition opportunities to enhance our long-term cash flows and are confident that we can continue to execute on our growth strategy.”

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, decreased by $2.8 million to $36.0 million for the quarter ended March 31, 2011 compared to $38.8 million for the same period last year. The decrease was primarily attributable to maintenance at three of our projects, which was partially offset by an increase in EBITDA from acquisitions as well as from favorable energy prices at Lake and Auburndale. Project Adjusted EBITDA in the first quarter was affected by the following factors:

•                  EBITDA of $1.7 million at Cadillac, as the project was acquired in December 2010;

•                  increased EBITDA of $2.1 million at Lake and Auburndale due to increased contractual capacity payments under the project’s PPA and favorable energy prices; offset by

•                  decreased EBITDA of $2.5 million at Pasco primarily attributable to higher operations and maintenance expenses related to the unplanned replacement of gas turbine blades during a maintenance outage;

•                  decreased EBITDA of $2.4 million at Selkirk primarily attributable to lower capacity revenue.  A planned outage was longer than expected resulting in a delay in the receipt of capacity payments until the second quarter; and

•                  decreased EBITDA of $1.3 million at Chambers attributable to higher maintenance costs associated with a planned outage in April and lower dispatch during the first quarter.

Cash Flow Available for Distribution

For the three months ended March 31, 2011, Cash Flow Available for Distribution decreased by $1.2 million compared to the same period last year.  Our payout ratio for the first quarter 2011 was 114% as compared to 89% in the same period in 2010.  The increase in our payout ratio is primarily attributable to the increased dividend obligation from our common share issuance in October of 2010.  Our current payout ratio and project distributions are in line with our expectations and previous guidance for the full year 2011.

Construction of Piedmont Green Power

The construction of Piedmont Green Power, our 53 MW biomass project, is on schedule and on budget and the remainder of our equity has been contributed, bringing our total equity investment to $75 million.  The remainder of the construction costs will be funded by the project-level financing that was closed in October 2010.  Turnkey construction of the project is led by Zachry Industrial and we are managing construction risks jointly with our affiliate, Rollcast Energy.  Cash distributions to the Company from the project are expected to average $8 million to $10 million for each full year of project operation after completion of construction in late 2012.

Sale of Topsham

On February 28, 2011, we entered into a purchase and sale agreement with an affiliate of ArcLight Capital Partners, LLC for the purchase of our lessor interest in the project.  The transaction closed on May 6, 2011 and we received cash proceeds of $8.5 million, resulting in no gain or loss on the sale.

Guidance

Based on actual performance to date and projections for the remainder of the year, we confirm our previous guidance that we expect to receive distributions from our projects in the range of $80 million to $90 million for the full year 2011 compared to $83 million in 2010.  We continue to expect overall levels of operating cash flows in 2011 to be improved over actual 2010 levels. Higher distributions from existing projects, initial distributions from our recent investments in Idaho Wind and Cadillac, and a slightly lower payment under the management termination agreement are expected to be partially offset by the non-recurrence of the cash tax refunds received in 2010. These increased operating cash flows in 2011, combined with the impact of our recent public offerings, are expected to result in a payout ratio of approximately 100% to 105% in 2011 subject to the financial performance of our projects for the balance of the year.  In 2012, additional increases in distributions from projects are expected to further increase operating cash flow compared to 2011, the most significant factor being increased distributions from Selkirk following the final payment of its non-recourse project level debt in mid-2012.

Based on management’s cash flow projections, we believe the current level of dividends is sustainable into 2016 before considering any positive impacts from potential future acquisitions or organic growth opportunities.

Outstanding Common Shares and Convertible Debentures

As of May 10, 2011, we had 68,531,901 common shares, Cdn$48.1 million principal amount of 6.50% convertible secured debentures due October 31, 2014, Cdn$75.0 million principal amount of 6.25% convertible debentures due March 15, 2017, and Cdn$80.5 million principal amount of 5.60% convertible debentures due June 30, 2017 outstanding. Holders of common shares currently receive a monthly dividend at an annual rate of Cdn$1.094 per common share.

The calculation of Cash Available for Distribution and a summary of Adjusted EBITDA by individual project for the quarter ended March 31, 2011 are attached to this news release.

Copies of financial data and other publicly filed documents, including the Company’s annual information form, are available on SEDAR at www.sedar.com under “Atlantic Power Corporation” or on the Company’s website at www.atlanticpower.com.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Thursday, May 12, 2011 at 10:00 AM ET.  The telephone numbers for the conference call are: Local/International: (416) 849-2698, North American Toll Free: (866) 400-2270.  The Conference Call will also be broadcast over Atlantic Power’s website at www.atlanticpower.com. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are Local/International: (416) 915-1035, North American Toll Free (866) 245-6755. Please enter the passcode 377980# when instructed. The conference call will also be archived on Atlantic Power’s web site.

About Atlantic Power

Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States.  Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,948 megawatts in which our ownership interest is approximately 871 MW.  Our corporate strategy is to generate stable cash flows from our existing assets and to make accretive acquisitions to sustain our dividend payout to shareholders, which is currently paid monthly at an annual rate of Cdn$1.094 per share.   Our current portfolio consists of interests in 12 operational power generation projects across nine states, one biomass project under construction in Georgia, and an 84-mile,500 kilovolt electric transmission line located in California.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer with several projects under development.

Atlantic Power trades on the New York Stock Exchange under the symbol AT, on the Toronto Stock Exchange under the symbol ATP and has a market capitalization of approximately $1.0 billion.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Patrick Welch, Chief Financial Officer

(617) 977-2700

info@atlanticpower.com

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Forward-looking Statements

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  The belief that, based on management’s cash flow projections, the current level of dividends is sustainable into 2016 without additional acquisitions or organic growth opportunities;

•                  The expectation that distributions from our projects will be in the range of $80 million to $90 million for the full year 2011;

•                  The expectation that overall levels of operating cash flows in 2011 will be improved over actual 2010 levels;

•                  The expectation that the payout ratio in 2011 will be approximately 100%-105% and that improvements in cash flow and payout ratio are expected in 2012;

•                  The expectation that cash distributions from Piedmont are expected to average $8 million to $10 million for each full year of project operation; and

•                  The expectation that Piedmont will complete construction in late 2012.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,258	$45,497
Restricted cash	23,268	15,744
Accounts receivable	19,781	19,362
Note receivable — related party	17,671	22,781
Current portion of derivative instruments asset	9,340	8,865
Prepayments, supplies and other	8,583	8,480
Refundable income taxes	2,079	1,593
Total current assets	108,980	122,322

Property, plant and equipment, net	284,018	271,830
Transmission system rights	186,171	188,134
Equity investments in unconsolidated affiliates	294,231	294,805
Other intangible assets, net	82,933	88,462
Goodwill	12,453	12,453
Derivative instruments asset	22,461	17,884
Other assets	16,554	17,122
Total assets	$1,007,801	$1,013,012

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$22,857	$20,530
Current portion of long-term debt	24,394	21,587
Current portion of derivative instruments liability	8,940	10,009
Interest payable on convertible debentures	3,759	3,078
Dividends payable	6,430	6,154
Other current liabilities	124	5
Total current liabilities	66,504	61,363

Long term debt	240,692	244,299
Convertible debentures	210,005	220,616
Derivative instruments liability	20,214	21,543
Deferred income taxes	31,632	29,439
Other non-current liabilities	1,949	2,376
Commitments and contingencies	—	—

Shareholders’ equity
Common shares	642,453	626,108
Accumulated other comprehensive income	527	255
Retained deficit	(209,528)	(196,494)
Total Atlantic Power Corporation shareholders’ equity	433,452	429,869
Noncontrolling interest	3,353	3,507
Total equity	436,805	433,376
Total liabilities and equity	$1,007,801	$1,013,012

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars)

(Unaudited)

	Three months ended Mar. 31,
	2011	2010

Project revenue:
Energy sales	$18,502	$15,913
Energy capacity revenue	27,138	23,194
Transmission services	7,644	7,644
Other	381	470
	53,665	47,221

Project expenses:
Fuel	17,068	16,157
Operations and maintenance	8,833	5,041
Project operator fees and expenses	2,239	919
Depreciation and amortization	10,879	10,071
	39,019	32,188

Project other income (expense):
Change in fair value of derivative instruments	3,561	(12,194)
Equity in earnings of unconsolidated affiliates	1,311	5,436
Interest expense, net	(4,647)	(4,411)
Other expense, net	(2)	—
	223	(11,169)
Project income	14,869	3,864
Administrative and other expenses (income):
Administration	4,054	4,100
Interest expense, net	3,968	2,794
Foreign exchange gain	(658)	(1,792)
	7,364	5,102
Income (loss) from operations before income taxes	7,505	(1,238)
Income tax expense	1,523	4,873
Net income (loss)	5,982	(6,111)
Net loss attributable to noncontrolling interest	(154)	(48)
Net income (loss) attributable to Atlantic Power Corporation	$6,136	$(6,063)

Net income (loss) per share attributable to Atlantic Power Corporation Shareholders:
Basic	$0.09	$(0.10)
Diluted	$0.09	$(0.10)

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(Unaudited)

	Three months ended March 31,
	2011	2010

Cash flows from operating activities:
Net (loss) income	$5,982	$(6,111)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	10,879	10,071
Long-term incentive plan expense	825	1,420
Equity in earnings from unconsolidated affiliates	(1,311)	(5,436)
Distributions from unconsolidated affiliates	1,450	1,334
Unrealized foreign exchange loss (gain)	1,878	(623)
Change in fair value of derivative instruments	(3,561)	12,194
Change in deferred income taxes	2,011	4,829
Change in other operating balances
Accounts receivable	(419)	350
Prepayments, refundable income taxes and other assets	176	(372)
Accounts payable and accrued liabilities	1,937	1,276
Other liabilities	500	1,907
Net cash provided by operating activities	20,347	20,839

Cash flows used in investing activities:
Acquisitions and investments, net of cash acquired	—	324
Change in restricted cash	(7,524)	(7,526)
Proceeds from related party loan	5,110	—
Biomass development costs	(308)	(317)
Purchase of property, plant and equipment	(15,393)	(319)
Net cash used in investing activities	(18,115)	(7,838)

Cash flows used in financing activities:
Repayment of project-level debt	(3,400)	(2,700)
Proceeds from project-level debt borrowings	2,781	—
Dividends paid	(18,852)	(15,795)
Net cash used in financing activities	(19,471)	(18,495)
Net decrease in cash and cash equivalents	(17,239)	(5,494)
Cash and cash equivalents at beginning of period	45,497	49,850
Cash and cash equivalents at end of period	$28,258	$44,356
Supplemental cash flow information
Interest paid	$4,659	$1,450
Income taxes paid (refunded), net	$14	$(26)

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Adjusted EBITDA, earnings before interest, taxes, depreciation and amortization (including non-cash impairment charges), is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Three months ended March 31,
	2011	2010

Cash flows from operating activities	20,347	20,839
Project-level debt repayments	(3,400)	(2,700)
Purchase of property, plant and equipment(1)	(308)	(319)
Cash Available for Distribution(2)	16,639	17,820

Dividends on Common Shares	18,992	15,801

Payout ratio	114%	89%

Expressed in Cdn$
Cash Available for Distribution	16,407	18,540

Total distributions to shareholders	18,623	16,527

(1)                      Excludes construction-in-progress costs related to our Piedmont biomass project.

(2)                     Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

(Unaudited)

	Three months ended March 31,
	2011	2010

Project Adjusted EBITDA by individual segment
Auburndale	$10,313	$9,371
Lake	8,490	7,313
Pasco	(1,077)	1,415
Path 15	6,570	7,053
Chambers	4,724	5,988
Total	29,020	31,140

Other Project Assets Segment
Cadillac	1,747	—
Piedmont	(29)	—
Idaho Wind	806	—
Badger Creek	760	736
Koma Kulshan	60	119
Orlando	1,891	1,801
Topsham	—	415
Delta Person	399	364
Gregory	772	855
Rumford	—	(8)
Selkirk	1,109	3,530
Rollcast	(467)	—
Other	(75)	(157)
Total adjusted EBITDA from Other Project Assets segment	6,973	7,655

Project income
Total adjusted EBITDA from all Projects	35,993	38,795
Depreciation and Amortization	17,437	16,386
Interest expense, net	6,240	5,778
Change in the fair value of derivative instruments	(2,784)	12,520
Other (income) expense	231	247
Project income as reported in the statement of operations	$14,869	$3,864